Exhibit (d)(2)(i)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated as of May 1, 2011 by and between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (“AXA FMG” or the “Manager”), and T. Rowe Price Associates, Inc., a Maryland corporation (the “Adviser”).

WHEREAS, EQ Advisors Trust (the “Trust”) is registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Trust’s shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the “Policies”) under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

WHEREAS, the EQ/T. Rowe Price Growth Stock Portfolio is a series of the Trust (“Portfolio”);

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is the investment manager to the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract (the “Agreement”); and

WHEREAS, the Board of Trustees of the Trust and the Manager desire to retain the Adviser to render investment advisory services to the Portfolio in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, the Manager and Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as investment adviser for the Portfolio and to manage the investment and reinvestment of the assets of the Portfolio, subject to the supervision of the Trustees of the Trust and the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or Manager in any way or otherwise be deemed an agent of the Trust or Manager except as expressly authorized in this Agreement or another writing by the Trust, Manager and the Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Adviser accepts that appointment and agrees to render the services set forth, for the compensation herein provided.

The assets of the Portfolio will be maintained in the custody of the custodian (who shall be identified by the Manager in writing). The Adviser will not have custody of any securities, cash or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Adviser.

3.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. The Adviser will manage the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the direction and control of the Trustees of the Trust and the Manager and in accordance with the provisions of the Trust’s registration statement, as amended from time to time.

B. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Portfolio, the Adviser will:

(i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

(ii) formulate and implement a continuous investment program for the Portfolio;

(iii) take whatever steps are necessary to implement the investment program for the Portfolio by arranging the purchase and sale of securities and other investments, including directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Portfolio;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis as agreed by the Manager and Adviser of all material facts concerning the investment and reinvestment of the assets in the Portfolio, the Adviser and its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust, and attend meetings with the Manager and/or the Trustees, as reasonably requested, to present such information and reports to the Board;

(v) in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide assistance in determining the fair value of all securities and other investments/assets in the Portfolio, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from party(ies) independent of the Adviser for each security or other investment/asset in the Portfolio for which market quotations are not readily available;

(vi) provide any and all material composite performance information, records and supporting documentation about accounts the Adviser manages, if appropriate, and legally permissible under applicable law which are relevant to the Portfolio and that have investment objectives, policies and strategies substantially similar to those employed by the Adviser in managing the Portfolio that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning the Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent; and

(vii) cooperate with and provide reasonable assistance to the Manager, the Trust’s Administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the Securities and Exchange Commission (“SEC”) and delivered to the Adviser, as the same may be hereafter modified and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Manager. Prior to the commencement of the Adviser’s services hereunder, the Manager shall provide the Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Manager undertakes to provide the Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D. In furnishing services hereunder, the Adviser will not consult with any other adviser to (i) the Portfolio, (ii) any other Portfolio of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio in securities or other assets. (This shall not be deemed to prohibit the Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Adviser from consulting with any of the other advisers to the Portfolio concerning compliance with paragraphs (a) and (b) of Rule 12d3-1.)

E. The Adviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding that necessary for the determination of net asset value and shareholder accounting services).

F. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board of Trustees and described in the Trust’s currently effective Prospectus and SAI, as amended from time to time. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Adviser shall use its best efforts to obtain for the Portfolio the best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934 (“Exchange Act”), cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager and the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Manager may direct the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment. Such direction shall be in writing pursuant to instructions reasonably acceptable to the Adviser.

H. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients. The Manager agrees that the Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Portfolio. The Manager also acknowledges that the Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Portfolio, and that the Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Adviser any obligation to purchase or to sell or to recommend for the purchase or sale for the Portfolio any investment that the Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Portfolio.

I. The Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein, it being understood that the Manager will be responsible for any SEC filings required under Section 13 with respect to the Trust’s portfolio holdings.

J. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, vote proxies with respect to the Portfolio’s securities and exercise rights in corporate actions or otherwise in accordance with the Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and Manager.

4.	COMPENSATION OF ADVISER

The Manager will pay the Adviser, with respect to the Portfolio specified in Appendix A to this Agreement. Payments shall be made to the Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Portfolio based on the net assets of the Portfolio on each day and accrued on a daily basis.

5.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser or its Affiliates with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser or its Affiliates for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees (as defined below) for use therein.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees.

6.	REPRESENTATIONS OF MANAGER

The Manager represents, warrants and agrees that:

A. The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Adviser the provision of investment services to the Portfolio as contemplated hereby.

B. The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser with a copy of such code of ethics.

C. The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D. The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify Manager from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

7.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and agrees as follows:

A. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Trust, Portfolio and the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Compliance Officer or a vice-president of the Adviser shall certify to the Manager that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Manager, the Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made to the Adviser by Access Persons involved in the management of the Portfolio under Rule 17j-1(d)(1) and all other records relevant to the Adviser’s code of ethics.

C. The Adviser has provided the Trust and the Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission and promptly will furnish a copy of all amendments to the Trust and the Manager at least annually. Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

D. The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Adviser, in each case prior to or promptly after, such change, if such notice is otherwise permissible by law. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

E. The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Adviser may use the performance of the Portfolio in its composite performance.

8.	NON-EXCLUSIVITY

The services of the Adviser to the Portfolio and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities so long as the services provided hereunder by the Adviser are not impaired. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

9.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to better enable it to fulfill its duties and obligations under this Agreement.

10.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period through August 31, 2011 and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the Board of Trustees, including the approval by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or, in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

14.	PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Manager in writing of the occurrence of any of the following events unless prohibited by applicable law:

A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (unless subject to confidentiality by order of a court or similar authority); and/or

C. the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of the Portfolio changes or there is otherwise an actual change in control or management of the Adviser.

15.	USE OF ADVISER’S NAME

It is understood that the name “T. Rowe Price Associates, Inc.” or any derivative thereof or logo associated with such names is the valuable property of the Adviser and its affiliates and that the Trust and/or the Portfolio have the right to use such name (or derivative or logo) in offering materials of the Trust with the approval of the Adviser and for so long as the Adviser is a portfolio manager to the Trust and/or the Portfolio. Upon termination of this Agreement, the Trust shall forthwith cease to use such name (or derivative or logo).

16.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission (“SEC”), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the portfolios of the Trust.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio listed in Appendix A.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	TRUST AND SHAREHOLDER LIABILITY

The Manager and Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Declaration and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Portfolio. The Manager and Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

22.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Fran Pollack-Matz
	Steven M. Joenk		Name: Fran Pollack-Matz
	Chairman, Chief Executive Officer and President		Title: Vice President

APPENDIX A

The Manager shall pay the Adviser on or about the fifth day of each month compensation computed at an annual rate equal to the following:

Related Portfolios	Advisory Fee**,†

Large Cap Growth Portfolios, which shall consist of the following Portfolio and Allocated Portion of a Related Portfolio*** (collectively referred to as “Large Cap Growth Portfolios”)

EQ/T. Rowe Price Growth Stock Portfolio, a series of EQ Advisors Trust

Multimanager Aggressive Equity Portfolio*,***

0.40% of the Large Cap Growth Portfolios’ average daily net assets up to and including $250 million; and 0.375% of the Large Cap Growth Portfolios’ average daily net assets in excess of $250 million up to and including $500 million; and 0.35% of the Large Cap Growth Portfolios’ average daily net assets in excess of $500 million.

Once the Large Cap Growth Portfolios’ average daily net assets exceed $1 billion, the 0.35% advisory fee will apply to all asset levels.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “T. Rowe Allocated Portion”.
**	The daily advisory fee for the Large Cap Growth Portfolios is calculated by multiplying the aggregate average daily net assets of the Large Cap Growth Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.
***	Related Portfolios are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Large Cap Growth Portfolios.”
†	The Adviser will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee schedule applicable once the Large Cap Growth Portfolios exceed $1 billion. The credit will apply as follows at asset levels between approximately $946 million and $1 billion.

To accommodate circumstances where the Large Cap Growth Portfolios’ assets fall below $1 billion, and to prevent a decline in the Portfolios’ assets from causing an increase in the absolute dollar fee, the Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered or (b) fall below a threshold of approximately $946 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the flat fee schedule over the difference between $ 1 billion and the current portfolio size for billing purposes. The credit would approach $187,500 annually when the Large Cap Growth Portfolios assets were close to $1 billion and fall to $0 at approximately $946 million.

The transitional fee credit is determined as follows:

Average Daily Fund Assets - $946,428,571	X	$187,500

$53,571,429